Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Delta Technology Holdings Ltd:

We consent to the use in this Registration Statement Form F-3 of Delta Technology Holdings Ltd of our report dated November 15, 2017 relating to the consolidated financial statements and schedule of Delta Technology Holdings Ltd as of June 30, 2017, 2016 and 2015, and for each of the years in the three-year period ended June 30, 2017, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Centurion ZD CPA Ltd.

Certified Public Accountants

Hong Kong, August 29, 2018